UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to § 240.14a-12

WAYNE SAVINGS BANCSHARES, INC.

(Name of Registrant as Specified in Its Charter)

            N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On May 11, 2017, Wayne Savings Bancshares, Inc. issued the following press release and mailed to its shareholders the letter set forth therein:

WAYNE SAVINGS ANNOUNCES THAT

ISS AND GLASS LEWIS HAVE BOTH RECOMMENDED VOTING IN FAVOR OF

THE COMPANY’S DIRECTOR CANDIDATES

Wooster, OH – May 11, 2017 – Wayne Savings Bancshares, Inc. (“Wayne Savings” or the “Bank”) (NASDAQ: WAYN), the holding company parent of Wayne Savings Community Bank, today announced that Institutional Shareholder Services (“ISS”) and Glass Lewis, the leading providers of proxy research and vote recommendations to the institutional investment community, have both recommended that Wayne Savings stockholders vote the WHITE proxy card in favor of the Company’s nominees for director.

In its report, ISS concluded that the Stilwell Group has not made a compelling case for change on the Bank’s Board of Directors, and did not recommend support for the director candidate nominated by the Stilwell Group.

Wayne Savings also announced that today it sent a letter to its stockholders. Included below is the full text of the letter:

THE TWO LEADING INDEPENDENT PROXY ADVISORY FIRMS – ISS and GLASS LEWIS – RECOMMEND VOTING IN FAVOR OF THE COMPANY’S CANDIDATES

May 11, 2017

Dear Fellow Wayne Savings Stockholder:

Institutional Shareholder Services (known as “ISS”) and Glass Lewis are the two leading providers of proxy research and vote recommendations to the institutional investment community. ISS and Glass Lewis are both completely independent – they have no relationship with Wayne Savings, and no stake in our proxy contest. After thoroughly evaluating Wayne Savings’ performance, Stilwell’s arguments, and the nominees, BOTH ISS AND GLASS LEWIS have recommended that stockholders vote the WHITE proxy card in favor of both of our Board’s nominees, including Debra Marthey.

According to ISS:

Our bank is on the right track; no change is warranted	“As [Stilwell] has not made a compelling case for change at the board level, votes on the WHITE card FOR the management nominees are warranted.”
Our strategy has yielded the right result –strong share price performance and improving financial metrics

“Wayne’s TSR [total shareholder return] has been in line with peers over the past three years, and well above peers over the past five years. Several key operating metrics have also improved significantly over the past five years.”

Stilwell’s nominee is financially conflicted with our shareholders

The stock options given by Stilwell to his nominee “raise a significant concern: the nominee is clearly incented to push for the sale of the bank over a three-year period, regardless of whether that truly represents the best alternative available to all shareholders. … Identifying an effective CEO currently represents a crucial task for the board, and the presence of a dissident director with a predetermined agenda would seem to make that difficult task even more challenging.”

DEFEND OUR BANK. PROTECT OUR COMMUNITY. PLEASE VOTE THE WHITE PROXY CARD TODAY.

It is not too late to change your vote. Voting the WHITE proxy card today will replace a previous green card vote. Please do not hesitate to reach out to our investor relations department at (330) 287-2857. You can also call our proxy solicitor, Alliance Advisors, LLC, at (855) 601-2251. We appreciate your support!

On Behalf of the Board of Directors of Wayne Savings Bancshares, Inc.

Peggy J. Schmitz—Chair of the Board	Jonathan Ciccotelli—Lead Director

Permission was neither sought nor received from ISS for the use of the above information.

Additional Information

In connection with its 2017 Annual Meeting of Stockholders, Wayne Savings Bancshares, Inc. has filed a definitive proxy statement and other documents regarding the 2017 Annual Meeting of Stockholders with the Securities and Exchange Commission (“SEC”) and is mailing its definitive proxy statement and a proxy card to each shareholder of record entitled to vote at the 2017 Annual Meeting of Stockholders.

SHAREHOLDERS ARE ENCOURAGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC AFTER THE DATE OF THE PROXY STATEMENT. THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS CONTAIN IMPORTANT INFORMATION.

Investors and security holders are able to obtain the documents free of charge at the SEC’s website, www.sec.gov, from Wayne Savings at its website, http://ir.waynesavings.com, or by writing to Wayne Savings Bancshares, Inc., 151 North Market Street, Wooster, Ohio 44691, Attention: Investor Relations.

Participants in Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the 2017 Annual Meeting. Information concerning the Company’s participants is set forth in the proxy statement, dated March 25, 2017 as filed with the SEC on Schedule 14A.

Forward-Looking Statements

This letter contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) that reflect management’s current assumptions and estimates of future economic circumstances, industry conditions, Company performance and financial results. A variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results, including, but not limited to the factors noted in this letter and in the Management’s Discussion and Analysis in our most recently filed annual report on Form 10-K for the year ended December 31, 2016. The forward-looking statements in this letter speak only as to the date of this release. Wayne Savings Bancshares, Inc. expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations upon which such statements are based.

About WAYN

Established in 1899, Wayne Savings Community Bank, the wholly owned subsidiary of Wayne Savings Bancshares, Inc., has eleven full-service banking locations in the communities of Wooster, Ashland, Millersburg, Rittman, Lodi, North Canton, and Creston, Ohio.

Contact

Wayne Savings Bancshares, Inc.

David Lehman

President and Chief Executive Officer

(330) 264-5767

Alliance Advisors, LLC

(855) 601-2251